Exhibit 99.1

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Signs Agreement With Bickford To Convert RIDEA Joint Venture
MURFREESBORO, Tenn.--(October 4, 2016) - National Health Investors, Inc. (NYSE:NHI) announced today it has signed a definitive agreement with its joint venture partner, an affiliate of Bickford Senior Living (“Bickford”), headquartered in Olathe, Kansas, to convert NHI’s RIDEA portfolio of 32 assisted living and memory care assets to a triple-net lease structure. Key terms in the new agreement between NHI and Bickford are as follows:

•	NHI purchased Bickford’s 15% interest in the real estate for $25.1 million;

•	Bickford purchased NHI’s 85% interest in the facilities’ operations for $8.1 million;

•	2016 base cash rent of $25.3 million on the 32 stabilized facilities is unchanged based on NHI’s investment-to-date of approximately $298 million, of which NHI will now receive 100%;

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There are 5 additional facilities under development owned by NHI; one opened in July, two are planned to open by the end of 2016, and two are planned to open in 2017. Funded amounts will be added to the lease basis during construction and up to the first six months after opening; thereafter, base rent will be charged to Bickford at a 9% annual rate. Once the facilities are stabilized, rent will be reset to fair market value;

•	Base rent on all leases will continue to escalate by 3% annually on the anniversary date of the lease;

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Future development projects between the parties will be funded through a construction loan at 9% annual interest and NHI will receive a favorable purchase option at stabilization and rent will be set at fair market value with a floor of 9.55% on NHI’s total investment; and

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On current and future development projects, Bickford as the operator will be entitled to incentive payments based on the achievement of predetermined operational milestones, the funding of which will increase the investment on which the lease payment to NHI is calculated.

The new agreement does not change the terms previously disclosed of the 15-year triple-net lease entered into between the parties for 5 assisted living and memory care facilities not placed into the joint venture and acquired by NHI pursuant to a purchase option with Bickford in May 2016.

On October 4, 2016, NHI filed a Form 8-K with the Securities and Exchange Commission with exhibits containing pro forma financial statements and disclosures to assist investors.

NHI’s President and CEO, Eric Mendelsohn, stated, “The relationship with our valued operator, Bickford, has been very successful, beginning with our purchase of 5 facilities in 2009 to a current total of 37 stabilized facilities with more projects in the development pipeline. In financial terms, this transaction is very accretive to NHI and locks in a stream of predictable cash flows for our shareholders. Bickford emerges as a stronger company with better credit by paying off certain of its legacy debt to third parties and has the strong incentive to continue to drive operating cash flow at each of the facilities in our lease.”

About NHI
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. For more information, visit www.nhireit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company's, tenants', operators', borrowers’ or managers' expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, and other similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on NHI’s web site at http://www.nhireit.com.